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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 17, 2001 on the balance sheet of PMD Group Inc. and our report dated February 12, 2001 (except for Note U, as to which the date is May 23, 2001), with respect to the financial statements of BFGoodrich Performance Materials (A Segment of The BFGoodrich Company) included in the
Registration Statement (Form S-4 No. 333-    ) and related prospectus of Noveon,
Inc. for the registration of $275,000,000 in 11% Senior Subordinated Notes due 2011.

                                          /s/ ERNST & YOUNG LLP

Cleveland, Ohio
May 23, 2001